Exhibit 99.1

Tallgrass Energy Increases Quarterly Dividend, Provides Update on "Take Private" Proposal and
Announces Date for Third Quarter 2019 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--October 10, 2019--Tallgrass Energy, LP (NYSE: TGE) today announced its quarterly dividend for the third quarter of 2019. The dividend will be paid on Thursday, November 14, 2019, to shareholders of record as of the close of business on Thursday, October 31, 2019.
The board of directors of TGE’s general partner declared a quarterly cash dividend of $0.5500 per Class A share for the third quarter of 2019, or $2.20 on an annualized basis. This represents a 1.9 percent sequential increase from the second quarter 2019 dividend of $0.5400 per Class A share and an increase of 7.8 percent from the third quarter 2018 dividend of $0.5100 per Class A share. It is TGE’s 17th consecutive increase since its May 2015 IPO.
Update on “Take Private” Proposal
There has been no change to the "take private" proposal received by TGE pursuant to the non-binding preliminary proposal letter (the "Proposal"), dated August 27, 2019, from Blackstone Infrastructure Partners, its partners and respective affiliates (collectively, the "Sponsors") to acquire all of the outstanding Class A shares representing limited partner interests in TGE (the "Class A Shares") not already owned by the Sponsors for $19.50 per Class A Share in cash.  The Proposal continues to be reviewed, evaluated and negotiated by members of an independent conflicts committee. While the committee process is ongoing, TGE plans to only provide business updates, and any further updates to the Proposal, on its upcoming quarterly earnings call, unless earlier disclosure is required under applicable law.
Third Quarter 2019 Financial Results and Conference Call
Tallgrass plans to report third quarter 2019 financial results on Wednesday, October 30, 2019, and hold a conference call at 3:30 p.m. Central Time that same day.
TGE invites shareholders and other interested parties to listen to the call through a link posted on the Investor Relations section of Tallgrass’s website at www.tallgrassenergy.com.
About Tallgrass Energy
Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.
Contacts
Investor and Financial Inquiries
Nate Lien
913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond
303-763-3568
media.relations@tallgrassenergylp.com